Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES REPORTS SECOND QUARTER EARNINGS, UP 15 PERCENT

POWHATAN, VA.,  July 27, 2005 / PR Newswire /  - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported  second quarter 2005 earnings of $ 1,208,832 an increase of $161,422 or 15.4  percent when compared to $ 1,047,410  in the second quarter of 2004. On a per share basis, primary earnings were $ 0.53 per share an increase of 14 percent versus $ 0.47 per share in the second quarter of the prior year. On a fully diluted basis, net income per share was $0.52 an improvement of 14.6 percent compared to $0.46 in the comparable period of the prior year.  For the second quarter, the return on average assets was 1.24 percent versus the prior year’s 1.14 percent. The return on average shareholders equity improved to 15.23 percent compared to 14.47 percent in last year’s second quarter. At quarter end 2005, shareholders equity had increased to $33.4 million from $26.9 million in the second quarter of 2004, due principally to $3.3 million in earnings retention and an improvement of $ 2.4 million in the net unrealized securities gains recorded as Other Comprehensive Income in accordance with FASB 115. Accordingly, the book value of a share of common stock increased by 22 percent to $14.66 compared to $11.99 in 2004. All per share data reported herein, reflect the effect of a 5 percent stock dividend paid on June 15, 2004

For the first half year, net income was $ 2,379,501 up by 15 percent or $ 310,267 when compared to the prior year’s total of $2,069,234. For the six months, primary earnings per share were $ 1.05 versus $ 0.93, and on a fully diluted basis were $1.03 versus $ 0.91 per share in 2004.

The fully tax equivalent net interest income for the second quarter was $ 3.74 million, an increase of 11 percent compared to $ 3.38 million in the second quarter of 2004. The tax equivalent net interest margin was 4.14 percent for the quarter compared to 4.00 percent in second quarter 2004. For the year to date, the tax equivalent margin was 4.13 percent versus 4.00 percent in the comparable period of the prior year. The increase in the margin was fully anticipated. It is attributed to the overall asset sensitivity of the loan portfolio combined with continuing increases in interest rates by the Federal Reserve resulting in interest income outpacing the impact of the same increases in interest expense reflected in the cost of interest bearing deposits.

Non-interest income for the quarter was $ 785,246, an increase of 5.8 percent over the prior year’s second quarter total of $741,924. The categories with the more significant increases were deposit fees and charges, and bank card fees, with most of the remaining categories level or up slightly from the second quarter 2004.

The loan loss provision expense for the quarter and the first six months of 2005 was $59,000, as compared to $ 135,500 and $278,000, respectively in 2004. The loan loss reserve was maintained at the same percentage of loans outstanding as the proceeding quarter, 1.52 percent of net loans. Total nonperforming assets declined to $476,577 from $581,393 at the end of the first quarter 2005, and $830,846 in second quarter 2004. Recoveries on loans previously charged off exceeded current charge offs for the quarter and year to date. The reserve for loan losses now represents 589 percent of quarter-end nonperforming assets.

Average earning assets in the second quarter were $361 million an increase of $22.8 million or 6.8 percent compared to $338.2 million in the corresponding quarter last year. Average loan balances increased to $182.9 million, an increase of $13.1 million or 7.7 percent from the prior year’s second quarter average balances of $ 169.8 million. The bank's average investment securities portfolio continued it’s growth averaging $ 176.4 million, representing an increase of $ 10.6 million or 6.4 percent compared with the prior year’s quarterly average of $ 165.8 million, while average overnight funds sold decreased to $1.3 million from $ 2 million in the comparable quarter of last year. Deposits continue their steady growth, averaging $ 318.7 million for the quarter a $ 20.5 million or 6.9 percent increase versus last year’s second quarter average of $ 298.1 million. Total borrowings remained essentially unchanged averaging $ 38.2 million in the second quarter of both years. Average total assets grew by $ 23.9 million or 6.5 percent from $ 366.4 million last year, to $ 390.3 million for the second quarter 2005.

Non-interest expense increased by 7.4 percent to $ 2.7 million in the second quarter 2005 versus $ 2.5 million last year. This increase is attributable largely to planned growth in salaries and benefits as the bank continues its growth, coupled with increases in legal and professional and consulting fees resulting from outsourced information technology, accounting , and credit review functions. The bank’s efficiency ratio for the second quarter improved slightly to 60.5 percent compared to 61.8 percent in the second quarter of the prior year.

“Our bank continues its steady growth, not only in loans and deposits, but more importantly, in profitability. We believe our company is well positioned to maximize its earning capacity given the current and anticipated future interest rate environment…” commented Ralph Larry Lyons, President and CEO of Central Virginia Bankshares, Inc. adding, “…in June construction was completed on our new flagship main branch. We successfully consolidated and relocated the staff and all functions from two, now closed, branches less than one mile west, into our new building. This state-of-the-art facility will allow us to better serve our customers, and is clear evidence of our commitment to remain the banking leader in the markets we serve, which include Powhatan, one of the fastest growing counties in the Commonwealth.”

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions ; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 32 year old community bank based in Powhatan County, a suburb of Richmond. It operates seven offices: it’s main branch in Powhatan, two branches in the adjacent county of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County.

Selected Financial Data Follows for Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc.	Second Quarter (Unaudited)		Year to Date
	2005	2004	2005	2004

Net Income	1,208,832	1,047,410	2,379,501	2,069,234
Interest & Fees on Loans	3,267,620	2,683,867	6,367,781	5,278,043
Interest on Investments & Funds Sold	2,367,565	2,272,352	4,656,312	4,626,621
Interest on Deposits	1,736,708	1,455,793	3,345,478	2,918,984
Interest on Borrowings	375,349	337,534	735,205	665,812
Net Interest Income (FTE)	3,736,879	3,378,661	7,370,723	6,749,470
Non Interest Income	785,246	741,924	1,376,294	1,390,680
Loan Loss Provision	59,000	135,500	59,000	278,000
Interest Expense	2,112,057	1,793,327	4,080,683	3,584,796
Non Interest Expense	2,735,375	2,547,148	5,289,555	4,848,067
Period End Balances:
Investment Securities	171,740,771	161,345,917
Fed Funds Sold	7,227,000	3,367,000
Loans (net of Unearned Discount)	185,109,268	173,400,241
Loan Loss Reserve	2,805,257	2,611,816
Non Interest Bearing Deposits	46,079,152	40,977,797
Total Deposits	325,019,240	301,503,908
Borrowings	36,011,500	36,061,000
Assets	396,237,038	365,946,566
Period End Shareholders Equity	33,378,242	26,925,799
Average Balances:
Average Assets	390,288,084	366,389,901	385,923,229	365,457,979
Average Earning Assets	361,030,920	338,183,089	356,505,995	337,333,158
Investment Securities	176,391,212	165,806,919	172,743,858	169,177,179
Federal Funds Sold	1,250,791	2,023,857	1,567,911	1,738,445
Loans (net of Unearned Discount)	182,862,590	169,752,527	181,701,106	165,903,917
Non Interest Bearing Deposits	40,758,389	38,868,587	40,031,343	37,232,955
Total Deposits	318,650,832	298,124,879	314,324,143	295,716,671
FHLB Overnight Advances	-	4,500,000	596,685	5,969,780
FHLB Term Borrowings	30,500,000	26,000,000	19,903,315	-
Fed Funds Purchased & REPO	2,736,593	2,653,121	2,714,122	4,600,986
Long term debt, Capital Trust Preferred	5,000,000	5,000,000	5,000,000	5,000,000
Average Shareholders Equity	31,747,369	28,947,224	31,627,276	29,226,703
Average Shares Outstanding - Basic	2,269,630	2,241,902	2,265,957	2,235,518
Average Shares Outstanding - Fully Diluted	2,302,856	2,286,183	2,305,696	2,282,354

Asset Quality:
Charged Off Loans	16,461	133,284	41,255	137,097
Recoveries	47,575	9,496	88,890	16,470
Non Performing Assets at Period End:
Non-Accrual Loans	224,058	449,153
Loans Past Due 90 Days or More	134,760	231,693
Other Non Performing Assets	117,760	140,000
Other Real Estate	0	10,000
Total Non Performing Assets	476,578	830,846

Per Share Data & Ratios:
Net Income Per Share - Primary	$ 0.53	$ 0.47	$ 1.05	$ 0.93
Net Income Per Share - Fully Diluted	$ 0.52	$ 0.46	$ 1.03	$ 0.91
Period End Book Value Per Share	$ 14.66	$ 11.99
Return on Average Assets	1.24%	1.14%	1.23%	1.13%
Return on Average Equity	15.23%	14.47%	15.05%	14.16%
Efficiency Ratio	60.49%	61.82%	60.47%	59.56%
Average Loans to Average Deposits	57.39%	56.94%	57.81%	56.10%
Reserve for Loan Losses / Loans EOP	1.52%	1.51%
Net Interest Margin (FTE)	4.14%	4.00%	4.13%	4.00%

SOURCE:

Central Virginia Bankshares, Inc.

CONTACT:

Charles F. Catlett, III  - Senior Vice President and Chief Financial Officer,  (804) 403-2004